Exhibit 99.1

Montpelier Re’s Chairman Adopts Rule 10b5-1 Plan

Company Release - HAMILTON, Bermuda—(BUSINESS WIRE)— Montpelier Re Holdings Ltd. (NYSE: MRH); (the “Company” or “Montpelier Re”) today announced that its Chairman, Anthony Taylor, has adopted a written plan in accordance with Rule 10b5-1(c) under the Securities Exchange Act of 1934 for the purpose of selling limited amounts of his Montpelier Re equity holdings.

Sales under the 10b5-1 plan will be made from time to time at the discretion of an independent broker.  The plan will cover the possible sale of shares over a 12-month period commencing on February 1, 2011, subject to market conditions and the terms of the plan.

Mr. Taylor, who relinquished his management role as Executive Chairman of Montpelier Re in December 2009 and who remains the Company’s Chairman, has determined to adopt a 10b5-1 plan upon reaching age 65 this month.  The proposed sale would represent less than half his current holdings in the Company.

Montpelier Re, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in the Company’s public filings with the Securities and Exchange Commission.

This press release may contain “forward-looking” statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. All forward-looking statements are based upon current plans, estimates and projections. Actual results could differ materially from those projected in any forward-looking statements, as a result of certain risk factors disclosed previously, and from time to time, in the Company’s filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Montpelier Re Holdings Ltd.

Contact:

Montpelier Re Holdings Ltd.

Investors:

William Pollett, Treasurer & SVP, 441-299-7576

or

Media:

Jeannine Menzies, Corporate Affairs Manager, 441-299-7570